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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on August 14, 2006

Registration Number 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cameron International Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	76-0451843
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1333 West Loop South, Suite 1700
Houston, Texas 77027
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

William C. Lemmer
Vice President and General Counsel
1333 West Loop South, Suite 1700
Houston, Texas 77027
(713) 513-3300
Fax (713) 513-3421
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Samuel N. Allen
Porter & Hedges, L.L.P.
1000 Main Street
Houston, Texas 77002
(713) 226-6000
Fax (713) 226-6229

        Approximate date of commencement of proposed sale to the public: From time to time as determined by the selling securityholders.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

2.50% Convertible Senior Notes Due 2026	$500,000,000(1)	100%(2)	$500,000,000(2)	$53,500

Common stock, par value $.01 per share	7,066,400(3)(4)	(3)	(3)	(4)(5)

(1)
Represents the aggregate principal amount of 2.50% convertible senior notes due 2026 that we issued in May 2006.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(i) under the Securities Act.

(3)
Represents the number of shares of common stock initially issuable upon conversion of the notes registered hereby. In addition to the shares of common stock set forth in the table above, pursuant to Rule 416 under the Securities Act, we are registering an indeterminate number of shares of common stock issuable upon conversion of the notes in connection with stock splits, stock dividends, recapitalizations or similar events.

(4)
Also being registered are the rights to purchase shares of series A junior participating preferred stock, which are attached to the shares of common stock registered hereby. Those rights, if issued, will be issued for no additional consideration. Pursuant to Rule 457(g) under the Securities Act, no additional registration fee is required.

(5)
No additional consideration will be received for the common stock. Therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

PROSPECTUS

$500,000,000

CAMERON INTERNATIONAL CORPORATION

2.50% Convertible Senior Notes Due 2026

        We sold $500,000,000 aggregate principal amount of our 2.50% convertible senior notes due 2026 in a private placement on May 26, 2006, pursuant to a purchase agreement dated May 23, 2006, among us and the initial purchasers named therein. Selling securityholders may use this prospectus to resell from time to time their notes and shares of our common stock issuable upon conversion of the notes. We will not receive any of the proceeds from this offering.

        The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other unsecured indebtedness and senior to any of our subordinated indebtedness.

        Prior to June 15, 2011, Holders may convert their notes before the stated maturity only under the following circumstances:

  •
  during any fiscal quarter after the fiscal quarter ending June 30, 2006 if the closing sale price of our common stock exceeds 130% of the then current conversion price for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter;

  •
  during the five business-day period after any five consecutive trading-day period (the "measurement period") in which the trading price per note for each day of such measurement period was less than 97% of the product of the last reported sale price of our common stock and the conversion rate on each such day;

  •
  upon the occurrence of specified corporate events; or

  •
  upon receipt of a notice of redemption.

        On or after June 15, 2011, Holders may convert their notes at the option of the Holder regardless of the foregoing.

        The initial conversion rate is 14.1328 shares of our common stock per $1,000 principal amount of notes, which is equal to an initial conversion price of $70.76 per share of common stock. The conversion price will be subject to adjustments in some events but will not be adjusted for accrued interest. In addition, if a "fundamental change" (as defined herein) occurs before the maturity date, we will increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change. Upon conversion, a holder will receive an amount in cash equal to the lesser of (i) the principal amount of the note or (ii) the conversion value, determined in the manner set forth in this prospectus. If the conversion value exceeds the principal amount of the note on the conversion date, we will also deliver, at our election, cash or common stock or a combination of cash and common stock for the remaining value.

        On or after June 20, 2011, we may redeem for cash all or part of the notes at any time as a whole, or from time to time in part, at a redemption price in cash equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but not including, the redemption date.

        On June 15 of 2011, 2016 and 2021, or upon a fundamental change as defined in the Indenture governing the notes, you may require us to repurchase all or a portion of your notes at a repurchase price in cash equal to 100% of the principal amount of the notes being purchased plus accrued and unpaid interest to, but not including, the repurchase date.

        These notes are not listed on any securities exchange or included in any automated quotation system. The notes sold in the initial placement are eligible for trading on the PORTAL Market; however, the notes resold pursuant to this prospectus will no longer be eligible for trading in the PORTAL Market. Our common stock is quoted on the New York Stock Exchange under the symbol "CAM." On August 11, 2006, the last sale price of our common stock was $48.05 per share.

        Investing in the notes involves risks. See "Risk Factors" beginning on page 8.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 14, 2006

TABLE OF CONTENTS

About This Prospectus
Summary
Ratio Of Earnings To Fixed Charges
Risk Factors
Statement Regarding Forward-Looking Information
Use Of Proceeds
Price Range Of Common Stock And Dividend Policy
Description Of The Notes
Description Of Capital Stock
Material U.S. Federal Income Tax Considerations
Selling Securityholders
Plan Of Distribution
Legal Matters
Independent Registered Public Accounting Firm
Where You Can Find More Information
Incorporation By Reference

ABOUT THIS PROSPECTUS

        This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration or continuous offering process. Under this shelf registration process, selling securityholders may from time to time sell the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities that the selling securityholders may offer. A selling securityholder may be required to provide you with a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other considerations applicable to that offering. A prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation by Reference."

        You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any person to give any information or to make any representations not contained or incorporated by reference in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You should not assume the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the documents.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus and the documents incorporated into it by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus and the documents incorporated by reference carefully, including the section entitled "Risk Factors" and the financial statements and related notes to those financial statements incorporated by reference in this prospectus.

        As used in this prospectus, "Cameron", the "Company," "we," "our," "ours" and "us" refer to Cameron International Corporation and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

Overview

        Cameron designs, manufactures, markets and services equipment used by the oil and gas industry and industrial manufacturing companies. We are a leading international manufacturer of oil and gas pressure control and separation equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications and provide oil and gas separation, metering and flow measurement equipment. We also are a manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers. We operate internationally and have manufacturing plants and service centers in numerous locations, including the United States, the United Kingdom, Canada, France, Italy, Norway, Ireland, Singapore, Germany, The Netherlands, Australia, Mexico, Argentina, Nigeria and Brazil.

        We currently report our results in three business segments:

  •
  Drilling and Production Systems (formerly known as Cameron)—Our Drilling and Production Systems group provides systems and equipment used to control pressures and direct flows of oil and gas wells. These products are employed in a wide variety of operating environments, including basic onshore fields, highly complex onshore and offshore environments, deepwater subsea applications and ultra-high temperature geothermal operations.

  •
  Valves and Measurement (formerly known as Cooper Cameron Valves)—Our Valves and Measurement group provides valves and related systems primarily used to control pressures and direct the flow of oil and gas as they are moved from individual wellheads through flow lines, gathering lines and transmission systems to refineries, petrochemical plants and industrial centers for processing.

  •
  Compression Systems (formerly known as Cooper Compression)—Our Compression Systems division provides reciprocating and centrifugal compression equipment and aftermarket parts and services. Reciprocating compression equipment is used throughout the energy industry by gas transmission companies, compression leasing companies, oil and gas producers and independent power producers. Integrally geared centrifugal compressors are used by customers around the world in a variety of industries, including air separation, petrochemical and chemical.

Corporate Information

        Our common stock is traded on the New York Stock Exchange under the symbol "CAM."

        Our principal executive offices are located at 1333 West Loop South, Houston, Texas 77027. Our telephone number at that location is (713) 513-3300.

SUMMARY OF THE NOTES

Issuer	Cameron International Corporation, a Delaware corporation.
Notes	$500,000,000 aggregate principal amount of 2.50% convertible senior notes due 2026.
Maturity	June 15, 2026, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holders.
Ranking
The notes are our senior unsecured obligations and rank equally in right of payment with all of our other unsecured indebtedness and senior to any of our subordinated indebtedness. The notes are effectively subordinated to any secured indebtedness we may incur to the extent of the collateral securing such indebtedness. As of the date of this prospectus, we had no secured indebtedness. The notes are not guaranteed by any of our subsidiaries and, accordingly, the notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors.
Interest
2.50% per annum interest rate from May 26, 2006, on the principal amount, payable semi-annually on each June 15 and December 15 beginning December 15, 2006, to the holders of record at the close of business on the preceding June 1 and December 1, respectively.
Conversion rights
Holders may convert their notes before the close of business on the scheduled trading day immediately preceding June 15, 2011 in multiples of $1,000 principal amount, at the option of the holder, under the following circumstances:
•
during any fiscal quarter after the fiscal quarter ending June 30, 2006 if the closing sale price of our common stock exceeds 130% of the then current conversion price for at least 20 consecutive trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter;
•
during the five business-day period after any five consecutive trading-day period (the "measurement period") in which the trading price per note for each day of such measurement period was less than 97% of the product of the last reported sale price of our common stock and the conversion rate on each such day;
• upon the occurrence of specified corporate events; or
• upon receipt of a notice of redemption.

On or after June 15, 2011 to (and including) the close of business on the scheduled trading day immediately preceding the maturity date, subject to prior repurchase of the notes, holders may convert the notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The initial conversion rate will be 14.1328 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of $70.76 per share of common stock) subject to adjustment.

Upon conversion, a Holder will receive an amount in cash equal to the lesser of (i) the principal amount of the note or (ii) the conversion value, determined in the manner set forth in this prospectus. If the conversion value exceeds the principal amount of the note on the conversion date, we will also deliver, at our election, cash or common stock or a combination of cash and common stock for the remaining value. See "Description of the Notes—Conversion Rights".

In addition, if a "fundamental change" occurs before maturity, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a fundamental change upon conversion in certain circumstances as described under "Description of the Notes—Conversion Rights—Conversion Rate Adjustments—Adjustment to Shares Delivered upon Conversion upon Fundamental Change."

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of common stock issued to you upon conversion.
Fundamental change
If we undergo a "fundamental change" (as defined in this prospectus under "Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes"), you will have the option to require us to purchase all or any portion of your notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, to but excluding the fundamental change purchase date. We will pay cash for all notes so purchased.
Optional redemption
Beginning on June 20, 2011, we may redeem the notes at any time as a whole, or from time to time in part, at a redemption price in cash equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date. For more information about redemption of the notes at our option, see "Description of the Notes—Optional Redemption by Us."
Repurchase of notes at the option of holders
Each holder of the notes may require us to repurchase all or a portion of that holder's notes on June 15 of 2011, 2016 and 2021, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to, but not including, the repurchase date. For more information about the purchase of the notes by us at the option of the holders, see "Description of the Notes—Purchase of Notes at Your Option on Specified Dates."

Use of proceeds	We will not receive any proceeds from the sale by any selling securityholder of the notes or our common stock issuable upon conversion of the notes.
Registration rights	We have agreed to use our best efforts to cause this shelf registration statement to remain effective until the earliest of:
• the date when each of the registrable securities covered by this shelf registration statement has been effectively registered under the Securities Act and disposed of;
• the date that is two years after the later of (1) the original issuance of the notes and (2) the last date that we or any of our affiliates is the owner of such notes (or any predecessor thereto); or
• such shorter period of time as permitted by Rule 144(k) under the Securities Act or any successor provisions thereunder;

We will be required to pay certain holders liquidated damages if we fail to comply with our obligation to keep this registration statement available for sales of the notes and the shares of our common stock issuable upon conversion of the notes under the terms and conditions of the registration rights agreement. See "Description of the Notes—Registration Rights."
DTC eligibility
The notes are issued in book-entry form only and are represented by permanent global notes deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, no such interest may be exchanged for certificated securities. See "Description of the Notes—Global Notes, Book-Entry Form."
Listing and trading
These notes are not listed on any securities exchange or included in any automated quotation system. The notes sold in the initial placement are eligible for trading on the PORTAL Market; however, the notes resold pursuant to this prospectus will no longer be eligible for trading in the PORTAL Market. Our common stock is quoted on the New York Stock Exchange under the symbol "CAM."
Risk factors
In analyzing an investment in the notes offered by this prospectus, prospective investors should carefully consider, along with the other matters referred to and incorporated by reference in this prospectus, the information set forth under "Risk Factors."

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods set forth below has been computed on a consolidated basis and should be read in conjunction with our consolidated financial statements, including the accompanying notes thereto, incorporated by reference in this prospectus.

	Year Ended December 31,
						Six Months Ended June 30, 2006
	2001	2002	2003	2004	2005
Ratio of earnings to fixed charges	7.3	8.1	6.8	6.5	15.6	17.7

        For purposes of calculating the ratios of earnings to fixed charges, "earnings" represent income (including only distributed income of less than 50% owned entities) before income taxes and fixed charges. "Fixed charges" represent the sum of interest charges and the portion of rental expenses representative of an interest factor.

RISK FACTORS

        You should carefully consider and evaluate all the information included or incorporated by reference in this prospectus, including the risks described below, before making an investment decision. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of the notes and our common stock could decline, and you may lose all or part of your investment. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and financial condition.

        This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and the documents incorporated herein by reference.

Risks Related to Our Business

Our debt level may limit our financial flexibility.

        As of June 30, 2006, we had total consolidated indebtedness with a carrying value of approximately $951.1 million. We may incur additional debt in addition to the debt to be incurred in connection with this offering. The level of our debt could have several important effects on our future operations, including, among other things:

  •
  a portion of our cash flow from operations will be dedicated to the payment of principal and interest on outstanding debt and will not be available for other purposes;

  •
  credit rating agencies may in the future view our debt level negatively;

  •
  covenants contained in our existing debt arrangements will require us to continue to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

  •
  our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited;

  •
  we may be at a competitive disadvantage to similar companies that have less debt; and

  •
  we may be more vulnerable to adverse economic and industry conditions as a result of our debt level.

The acquisition of certain businesses of the Flow Control segment of Dresser, Inc. exposes us to integration risk.

        Our acquisition of certain businesses from Dresser is the largest acquisition we have made and will require a substantial amount of integration into the Valves and Measurement group. To the extent this integration takes longer than expected, costs more than expected or does not result in the operational improvement expected, our financial performance and liquidity may be negatively impacted.

Our inability to deliver our backlog on time could affect our future sales and profitability and our relationships with our customers.

        At June 30, 2006, backlog reached $3.1 billion, a record level for the Company. Our ability to meet customer delivery schedules for this backlog is dependent on a number of factors including, but not limited to:

  •
  access to the raw materials required for production;

  •
  an adequately trained and capable workforce;

  •
  project engineering expertise for certain large projects;

  •
  sufficient manufacturing plant capacity; and

  •
  appropriate planning and scheduling of manufacturing resources.

        Many of the contracts we enter into with our customers require long manufacturing lead times and contain penalty or incentive clauses relating to on-time delivery. Our failure to deliver in accordance with customer expectations could subject us to financial penalties or loss of financial incentives and could result in damage to existing customer relationships. Additionally, we base our earnings guidance to the financial markets on expectations regarding the timing of delivery of product currently in backlog. Failure to deliver backlog in accordance with expectations could negatively impact our financial performance and thus cause adverse changes in the market price of our common stock and other publicly traded financial instruments.

We are embarking on a significant capital expansion program.

        In 2006, we expect full-year capital expenditures of approximately $170.0 million to $185.0 million to upgrade our machine tools, manufacturing technologies, processes and facilities to improve our efficiency and address current and expected market demand for our products. To the extent this program causes disruptions in our plants, our ability to deliver existing or future backlog may be negatively impacted. In addition, if the program does not result in the expected efficiencies, future profitability may be negatively impacted.

Execution of subsea systems projects exposes us to risks not present in our surface business.

        Our subsea systems market is significantly different from our other markets since subsea systems projects are significantly larger in scope and complexity, in terms of both technical and logistical requirements. Subsea projects:

  •
  typically involve long lead times;

  •
  typically are larger in financial scope;

  •
  typically require substantial engineering resources to meet the technical requirements of the project; and

  •
  often involve the application of existing technology to new environments and in some cases, new technology.

        These projects accounted for approximately 9% of total revenues in the first six months of 2006. To the extent we experience difficulties in meeting the technical and delivery requirements of the projects, our earnings or liquidity could be negatively impacted. As of June 30, 2006 we had subsea systems backlog of approximately $474.6 million.

Fluctuations in worldwide currency markets can impact our profitability.

        We have established multiple "Centers of Excellence" facilities for manufacturing such products as subsea trees, subsea chokes, subsea production controls and blowout preventers. These production facilities are located in the United Kingdom and other European and Asian countries. To the extent we sell these products in U.S. dollars, our profitability is eroded when the U.S. dollar weakens against the British pound, the Euro and certain Asian currencies, including the Singapore dollar. To the extent the U.S. dollar weakens future profitability would be negatively impacted.

Increases in the cost and availability of metals used in our manufacturing processes could negatively impact our profitability.

        Beginning in the latter part of 2003 and continuing into 2006, commodity prices for items such as nickel, molybdenum and heavy metal scrap that are used to make the steel alloys required for our products increased significantly. Certain of our suppliers have passed these increases on to us. We have implemented price increases intended to offset the impact of the increase in commodity prices. However, if customers do not accept these price increases, future profitability will be negatively impacted. In addition, our vendors have informed us that lead times for certain raw materials are being extended. To the extent such change negatively impacts our ability to meet delivery requirements of our customers, our financial performance may suffer.

Changes in the U.S. rig count have historically impacted our orders.

        Historically, our surface and distributed valve products businesses in the U.S. market have tracked changes in the U.S. rig count. However, this correlation did not exist in 2003. The average U.S. rig count increased approximately 24% during 2003 while our U.S. surface and U.S. distributed valve orders were essentially flat. We believe our surface and distributed valve products businesses were negatively impacted by the lack of drilling activity in the Gulf of Mexico, fewer completions of onshore high-temperature/ high-pressure wells and a lower level of infrastructure development in the U.S. Such activity typically generates higher orders for us as compared to onshore shallow well activity. The relationship between orders in our surface and distributed valve products businesses and changes in the U.S. rig count returned to a more normal relationship in 2004 and 2005 and continues to date in 2006.

Cancellation of orders could affect our future sales and profitability.

        We accept purchase orders that may be subject to cancellation, modification or rescheduling. Changes in the economic environment and the financial condition of the oil and gas industry could result in customer requests for modification, rescheduling or cancellation of contractual orders. We are typically protected against financial losses related to products and services we have provided prior to any cancellation. However, if our customers cancel existing purchase orders, future profitability may be negatively impacted.

Risks Related to Our Financial Results and Condition

Downturns in the oil and gas industry have had, and may in the future have, a negative effect on our sales and profitability.

        Demand for most of our products and services, and therefore our revenues, depend to a large extent upon the level of capital expenditures related to oil and gas exploration, production, development, processing and transmission. Declines, as well as anticipated declines, in oil and gas prices could negatively affect the level of these activities. Factors that contribute to the volatility of oil and gas prices include the following:

  •
  demand for oil and gas, which is impacted by economic and political conditions and weather;

  •
  the ability of the Organization of Petroleum Exporting Countries ("OPEC") to set and maintain production levels and pricing;

  •
  the level of production from non-OPEC countries;

  •
  policies regarding exploration and development of oil and gas reserves;

  •
  the political environments of oil and gas producing regions, including the Middle East;

  •
  the depletion rates of gas wells in North America; and

  •
  advances in exploration and development technology.

Our international operations expose us to instability and changes in economic and political conditions, foreign currency fluctuations, trade and investment regulations and other risks inherent to international business.

        The risks of international business include the following:

  •
  volatility in general economic, social and political conditions;

  •
  differing tax rates, tariffs, exchange controls or other similar restrictions;

  •
  changes in currency rates;

  •
  inability to repatriate income or capital;

  •
  compliance with, and changes in, domestic and foreign laws and regulations that impose a range of restrictions on operations, trade practices, trade partners and investment decisions. From time to time, we receive inquiries regarding our compliance with such laws and regulations. We received a voluntary request for information in September 2005 from the SEC regarding certain of our West African activities and we have responded to this request. We believe we have complied with all applicable laws and regulations with respect to our activities in this region. Additionally, the U.S. Department of Treasury's Office of Foreign Assets Control made an inquiry regarding U.S. involvement in a United Kingdom subsidiary's commercial and financial activity relating to Iran in September 2004 and the U.S. Department of Commerce made an inquiry regarding sales by another United Kingdom subsidiary to Iran in February 2005. We have responded to these two inquiries and have not received any additional requests related to these matters;

  •
  reductions in the number or capacity of qualified personnel; and

  •
  seizure of equipment.

        We have manufacturing and service operations that are essential parts of our business in developing countries and economically and politically volatile areas in Africa, Latin America, Russia and other countries that were part of the Former Soviet Union, the Middle East, and Central and South East Asia. We also purchase a large portion of our raw materials and components from a relatively small number of foreign suppliers in developing countries. The ability of these suppliers to meet our demand could be adversely affected by the factors described above.

We are subject to environmental, health and safety laws and regulations that expose us to potential liability.

        Our operations are subject to a variety of national, state and local laws and regulations, including laws and regulations relating to the protection of the environment. Failure to comply with these laws and regulations or newly adopted laws or regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental regulations, including the Comprehensive Environmental Response, Compensation, and Liability Act, known as CERCLA, and analogous state laws and regulations, impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances or wastes have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other waste products into the environment.

        We are required to invest financial and managerial resources to comply with these laws and expect to continue to do so in the future. To date, the cost of complying with governmental regulation has not been material, but the fact that such laws or regulations are changed frequently makes it impossible for us to predict the cost or impact of such laws and regulations on our future operations. The modification of existing laws or regulations or the adoption of new laws or regulations imposing more stringent environmental restrictions could adversely affect us.

Risks Related to an Investment in the Notes

Although the notes are referred to as "senior notes," they will be effectively subordinated to any secured debt and to the debt of our subsidiaries.

        The notes are unsecured and, therefore, will be effectively subordinated to any of our future secured debt to the extent of the value of the assets securing that indebtedness. If we default on the notes, become bankrupt, liquidate or reorganize, any secured creditors could use our collateral to satisfy their secured debt before you would receive any payment on the notes. If the value of the collateral is not sufficient to pay any secured debt in full, our secured creditors would share the value of our other assets, if any, with you and the holders of other claims against us that rank equally with the notes. Because the notes are obligations of Cameron, they also are effectively subordinated to any existing or future debt or other obligations of our subsidiaries.

We expect that the trading value of the notes will be significantly affected by the price of our common stock.

        The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue.

Our debt rating, or changes in that rating, may affect the market price for the notes.

        If any rating agency reduces their rating on our debt securities, the market price of the notes and our common stock would likely be negatively affected.

The notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the notes.

        Neither we nor our subsidiaries are restricted under the terms of the notes from incurring additional indebtedness, including secured debt. In addition, the limited covenants applicable to the notes do not require us or our subsidiaries to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability and the ability of our subsidiaries to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, neither we nor our subsidiaries are restricted from repurchasing subordinated indebtedness or common stock by the terms of the notes.

Resales of the notes and the shares of our common stock issuable upon conversion of the notes are subject to significant transfer restrictions.

        Although we have registered resales of the notes and of shares of our common stock issuable upon conversion of the notes, this registration statement likely will not be available to holders at all times. We may suspend the effectiveness of the registration statement in certain circumstances. In addition, selling securityholders may be subject to certain restrictions and potential liability under the Securities Act.

If you are able to resell your notes, many other factors may affect the price you receive, which may be lower than you believe to be appropriate.

        If you are able to resell your notes, the price you receive will depend on many other factors that may vary over time, including:

  •
  the number of potential buyers;

  •
  the level of liquidity of the notes;

  •
  ratings published by major credit rating agencies;

  •
  our financial performance;

  •
  the amount of indebtedness we have outstanding;

  •
  the level, direction and volatility of market interest rates generally;

  •
  the market for similar securities;

  •
  the market price of our common stock;

  •
  the redemption and repayment features of the notes to be sold; and

  •
  the time remaining to the maturity of the notes.

        As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

Securities we issue could dilute your ownership.

        We may decide to raise additional funds through public or private debt or equity financing to fund our operations. We also may issue equity securities as consideration for acquisitions we may make. If we issue additional equity securities, the percentage ownership of our current stockholders will be reduced and the new equity securities may have rights prior to those of the common stock issuable upon conversion of the notes. We may not obtain sufficient financing on terms that are favorable to you or us.

The conditional conversion feature of the notes could result in you receiving less than the value of the common stock into which a note would otherwise be convertible.

        The notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible. This feature could adversely affect the value and trading prices for the notes.

We cannot assure you that a trading market will develop for the notes.

        There is currently no trading market for the notes. Although the notes sold in the initial placement are eligible for trading in the PORTAL Market, the notes resold pursuant to this prospectus will no longer be eligible for trading in the PORTAL Market. As a result, there may be a limited market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes in any automated quotation system. Accordingly, we cannot predict whether an active trading market for the notes will develop or be sustained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall. If an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price of the notes. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that even if there is a trading market for the notes it will provide enough liquidity for you to sell your notes.

We may not be able to repurchase or retire the notes.

        While you have a right to require us to repurchase all or a portion of your notes on certain dates or in the event of a repurchase event, we may not have enough funds to pay the repurchase price on a repurchase date in the event of a repurchase event or at maturity. Any future credit agreements or other debt agreements (including other senior indebtedness) to which we become a party may provide that our obligation to redeem or repurchase the notes would be an event of default under such agreement. As a result, we may be restricted or prohibited from repurchasing or redeeming the notes. If we are prohibited from repurchasing or redeeming the notes, we could seek the consent of then-existing lenders to repurchase or redeem the notes or we could attempt to refinance the borrowings that contain such prohibition. If we are unable to obtain a consent or refinance the debt, we could not repurchase or redeem the notes. Our failure to redeem or repurchase tendered notes would constitute a default under the indenture and might constitute a default under the terms of other indebtedness that we incur. The term "repurchase event" is limited to certain specified transactions and events and may not include other events that might adversely affect our financial condition. Our obligation to repurchase the notes upon a repurchase event would not necessarily afford holders of notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        This prospectus and the documents incorporated by reference contain statements that are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as "believes," "expects," "plans," "may," "will," "would," "could," "should" or "anticipates" or other comparable words, or by discussions of strategy that may involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment and industry conditions and trend predictions. The operation and results of our business may be subject to the effect of these and other risks and uncertainties, including those described in the documents incorporated by reference into this prospectus, which are available for review on our website and through the EDGAR system of the SEC at www.sec.gov.

        You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus.

        We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events that may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

USE OF PROCEEDS

        The securities to be offered and sold using this prospectus will be offered and sold by the selling securityholders named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds from the sale of securities or conversion of the notes. The shares of our common stock offered by this prospectus are those shares issuable upon conversion of the notes.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        These notes are not listed on any securities exchange or included in any automated quotation system. The notes sold in the initial placement are eligible for trading on the PORTAL Market; however, the notes resold pursuant to this prospectus will no longer be eligible for trading in the PORTAL Market. Our common stock is quoted on the New York Stock Exchange under the symbol "CAM." To the extent that notes are traded, prices of the notes may fluctuate greatly.

        The following table sets forth, for each period indicated, the high and low sale prices for our common stock as reported on the NYSE (after giving effect to the 2 for 1 stock split effective December 15, 2005).

	Common Stock Price
	High	Low
Year Ended December 31, 2004
Quarter ended March 31, 2004	$24.745	$20.025
Quarter ended June 30, 2004	$25.405	$21.465
Quarter ended September 30, 2004	$27.65	$23.48
Quarter ended December 31, 2004	$28.37	$23.62
Year Ended December 31, 2005
Quarter ended March 31, 2005	$29.805	$25.52
Quarter ended June 30, 2005	$31.99	$26.76
Quarter ended September 30, 2005	$37.695	$30.86
Quarter ended December 31, 2005	$43.10	$32.21
Year Ended December 31, 2006
Quarter ended March 31, 2006	$50.22	$38.56
Quarter ended June 30, 2006	$56.09	$42.10
Quarter ended September 30, 2006 (through August 11, 2006)	$52.07	$43.60

        On August 11, 2006, the last reported sale price of our common stock on the NYSE was $48.05 per share.

        We do not currently intend to pay dividends on our common stock.

DESCRIPTION OF THE NOTES

        We issued the notes under an indenture dated as of May 26, 2006 (the "indenture") between ourselves and Sun Trust Bank, as trustee (the "trustee"). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The notes and the shares of common stock issuable upon conversion of the notes, if any, are being registered for resale pursuant to the registration statement of which this prospectus forms a part pursuant to the requirements of a registration rights agreement.

        The indenture and the registration rights agreement are exhibits to the registration statement of which this prospectus is a part. You may request a copy of the indenture and the registration rights agreement from us.

        The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

        For purposes of this description, references to "Cameron," the "Company," "we," "our" and "us" refer only to Cameron International Corporation and not to its subsidiaries.

General

        The notes:

  •
  are our senior unsecured obligations;

  •
  are effectively subordinated to our secured indebtedness to the extent of the collateral securing such indebtedness and rank equally in right of payment with all of our other unsubordinated indebtedness and senior to any of our subordinated indebtedness;

  •
  are structurally subordinated to the claims of our subsidiaries' creditors, including trade creditors;

  •
  are limited to an aggregate principal amount of $500,000,000 except as set forth below;

  •
  mature on June 15, 2026, unless earlier converted, repurchased or redeemed;

  •
  are issued in denominations of $1,000 and integral multiples of $1,000; and

  •
  are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form (see "—Global Notes, Book-Entry Form").

        Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted initially at an initial conversion rate of 14.1328 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $70.76 per share of common stock). The conversion rate is subject to adjustment if certain events occur. We will settle conversions of all notes validly tendered for conversion as described below in "—Conversion Rights—General." You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

        The notes are issued only in denominations of $1,000 and multiples of $1,000. We use the term "note" in this prospectus to refer to each $1,000 principal amount of notes.

        We may, without the consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

        The registered holder of a note will be treated as the owner of it for all purposes.

        The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries under the indenture or otherwise.

        Other than restrictions described under "—Fundamental Change Permits Holders to Require Us to Purchase Notes" and "—Consolidation, Merger and Sale of Assets" below, and except for the provisions set forth under "—Conversion Rights—Conversion Rate Adjustments—Adjustment to Shares Delivered upon Conversion upon Fundamental Change," the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

Payments on the Notes; Paying Agent and Registrar

        We will pay the principal of certificated notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York. We have initially designated a corporate trust office of the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest (including additional interest, if any), on certificated notes will be payable (i) to holders having an aggregate principal amount of $1,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $1,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder's account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

        We will pay principal of, and interest on (including any additional interest), notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global notes.

Transfer and Exchange

        A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted, by the indenture. The Company is not required to transfer or exchange any note selected or surrendered for conversion.

Interest

        The notes will bear interest at a rate of 2.50% per year from May 26, 2006, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on June 15 and December 15 of each year, beginning December 15, 2006.

        Interest will be paid to the person in whose name a note is registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Conversion Rights

  General

        Holders may convert their notes prior to maturity based on an initial conversion rate of 14.1328 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price (as defined below) of approximately $70.76 per share), only if the conditions for conversion described below are satisfied at any time before the close of business on the scheduled trading day immediately preceding June 15, 2011. Holders who convert will receive cash and may, at our option as described below, also receive shares of our common stock. On and after June 15, 2011 until the close of business on the scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of whether the conditions described below are satisfied. The conversion rate will be subject to adjustment as described in "—Conversion Rate Adjustments" below. A holder may convert fewer than all of such holder's notes so long as the notes converted are an integral multiple of $1,000 principal amount.

        The "conversion price" per share of common stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate (as defined below).

        The "applicable conversion rate" means the conversion rate on any trading day (as defined below).

        The "conversion date" with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note. See "—Conversion Procedures."

        Upon conversion, a holder will receive, for each $1,000 principal amount of notes surrendered for conversion:

  •
  cash in an amount equal to the lesser of (i) $1,000 and (ii) the conversion value, as defined below (the "required cash amount"); and

  •
  if the conversion value is greater than $1,000, a number of shares of our common stock, (the "remaining shares") equal to the sum of the daily share amounts (as defined below) for each of the thirty consecutive trading days in the conversion reference period (as defined below), subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below.

        "Conversion value" means the average of the products for each trading day of the conversion reference period of (i) the applicable conversion rate for such day multiplied by (ii) the volume weighted average price (as defined below) per share of our common stock on such day.

        The "daily share amounts" means, for each trading day of the conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(	volume weighted average price per share for such trading day	×	conversion rate in effect on the trading day	)	-	1000
volume weighted average price per share for such trading day × 30

        The "volume weighted average price" per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page CAM <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

        A "trading day" is any day on which (i) there is no market disruption event (as defined below) and (ii) the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, the principal national securities exchange on which our common stock is listed, is open for trading or, if the common stock is not so listed, admitted for trading or quoted, any business day. A "trading day" only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

        A "market disruption event" means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

        The "conversion reference period" means:

  •
  for notes that are converted during the period beginning on the 30th day prior to the maturity date of the notes, the thirty consecutive trading days beginning on the third trading day following the maturity date; and

  •
  in all other instances, the thirty consecutive trading days beginning on the third trading day following the conversion date.

        By the close of business on the day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (the "cash percentage") and we will notify you of such cash percentage by notifying the trustee (the "cash percentage notice"). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable conversion reference period will equal the product of: (i) the cash percentage, (ii) the daily share amount for such trading day and (iii) the volume weighted average price of our common stock for such trading day (provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, the amount used in this clause (iii) will be the cash price per share received by holders of our common stock in such fundamental change). The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the close of business on the trading day immediately preceding the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares as described below. We may, at our option, revoke any cash percentage notice by notifying the trustee; provided that we revoke such notice by the close of business on the trading day immediately preceding the start of the applicable conversion reference period.

        The cash and any shares of our common stock due upon conversion of the notes will be delivered through the conversion agent as promptly as practicable following the end of the conversion reference period applicable to the notes being converted.

        A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the volume weighted average price of our common stock for each of the thirty consecutive trading days of the conversion reference period.

        The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

        It is possible that we will not have sufficient funds to purchase the notes when required. Additionally, we may be prohibited from making the cash payments due upon conversion in the event of a default under our existing credit facilities.

        Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates. Our settlement of conversions as described above will be deemed to satisfy our obligation to pay:

  •
  the principal amount of the note; and

  •
  accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

        As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

        Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a record date, holders of such notes at 5:00 p.m., New York City time, on the record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made:

  •
  if we have specified a fundamental change purchase date (as defined below) that is after a record date and on or prior to the corresponding interest payment date;

  •
  if we have called the notes for redemption;

  •
  for conversions following the regular record date immediately preceding the final interest payment date; or

  •
  to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such notes.

        If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder's name, in which case the holder will pay that tax.

  Conversion Based on Common Stock Price

        Holders may surrender notes for conversion in any calendar quarter commencing at any time after June 30, 2006 and only during such calendar quarter, if the last reported sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the conversion price per share of common stock on the last day of such preceding calendar quarter, which we refer to as the "conversion trigger price."

        The conversion trigger price immediately following issuance of the notes is $91.98, which is 130% of the initial conversion price per share of common stock. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate.

        The conversion agent will, on our behalf, determine at the beginning of each calendar quarter commencing at any time after June 30, 2006 (through the calendar quarter ending June 15, 2011) whether the notes are convertible as a result of the price of our common stock and notify us and the trustee.

  Conversion upon Satisfaction of Trading Price Condition

        Prior to June 15, 2011, a holder may surrender notes for conversion during the five business day period after any five consecutive trading day period (the "measurement period") in which the "trading price" per $1,000 principal amount of notes was less than 97% of the product of the last reported sale price of our common stock and the conversion rate for such date, subject to compliance with the procedures and conditions described below concerning the trustee's obligation to make a trading price determination.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $2.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $2.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 97% of the product of the "last reported sale price" of our common stock and the conversion rate.

        In connection with any conversion upon satisfaction of the above trading pricing condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 97% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 97% of the product of the last reported sale price of our common stock and the conversion rate.

        If the trading price condition has been met, we shall so notify the holders of the notes. If, at any point after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than 97% of the product of the last reported sale price of our common stock and the conversion rate for such date, we shall so notify the holders of notes.

        The "last reported sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. If our common stock is not listed for trading on a United States national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

  Conversion upon Specified Corporate Transactions

        If we elect to:

  •
  distribute to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the record date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

  •
  distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of the notes at least 35 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

        In addition, if we are party to any transaction or event that constitutes a fundamental change, a holder may surrender notes for conversion at any time from and after the 30th scheduled trading day prior to the anticipated effective date of such transaction or event until the repurchase date corresponding to such fundamental change. Holders who convert notes in connection with such fundamental change occurring on or before June 15, 2011, will also be entitled to an increase in the conversion rate to the extent described below under "—Adjustment to Shares Delivered Upon Conversion Upon Fundamental Change." Upon the occurrence of a fundamental change, holders will also have the right to require us to repurchase their notes as set forth below under "—Fundamental Change Permits Holders to Require Us to Purchase Notes." We will notify holders of the occurrence of a fundamental change and issue a press release no later than 30 scheduled trading days prior to the anticipated effective date of such transaction.

        Holders will also have the right to convert notes if we are a party to a consideration, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets, in each case pursuant to which our common stock would be converted into cash, securities and/or other property even if such transaction does not also constitute a fundamental change. A holder may exercise this conversion right at any time beginning on the 15th calendar day prior to the anticipated effective date of such transaction and ending on the 15th calendar day following the effective date of such transaction. We will notify holders of any such transaction at least 20 calendar days prior to the anticipated effective date of such transaction.

  Conversion Upon Notice of Redemption

        Subject to our right to elect to make payment upon conversion in cash as described above under "Conversion Rights—General," a holder may surrender for conversion any notes we call for redemption at any time before the close of business on the business day before the redemption date, even if the notes are not otherwise convertible at that time. If a holder already has delivered a repurchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice before the close of business on the business day immediately preceding the date of repurchase in accordance with the indenture.

  Conversion Procedures

        If you hold a beneficial interest in a global note, to convert you must comply with DTC's procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

        If you hold a certificated note, to convert you must:

  •
  complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

  •
  deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

        The date you comply with these requirements is the "conversion date" under the indenture.

        If a holder has already delivered a purchase notice as described under "—Fundamental Change Permits Holders to Require us to Purchase Notes" or "—Purchase of Notes at Your Option on Specified Dates" with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

  Conversion Rate Adjustments

        The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes.

Adjustment Events.

(1)
If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR' = CR0	×	OS' OS0

  where,

  CR0 = the conversion rate in effect immediately prior to such event;

  CR' = the conversion rate in effect immediately after such event;

  OS0 = the number of shares of our common stock outstanding immediately prior to such event; and

  OS' = the number of shares of our common stock outstanding immediately after such event.

(2)
If we issue to all or substantially all holders of our common stock any rights, warrants or convertible securities entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the last reported sale price of our common stock on the business day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights, warrants or convertible securities are not exercised prior to their expiration):

CR' = CR0	×	OS0 + X OS0 + Y

  where,

  CR0 = the conversion rate in effect immediately prior to such event;

  CR' = the conversion rate in effect immediately after such event;

  OS0 = the number of shares of our common stock outstanding immediately prior to such event;

  X = the total number of shares of our common stock issuable pursuant to such rights; and

  Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, warrants or convertible securities divided by the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the business day immediately preceding the record date (or, if later, the "ex-date" relating such distribution) for the issuance of such rights, warrants or convertible securities.

(3)
If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•
dividends or distributions and rights or warrants referred to in clause (1) or (2) above;

•
dividends or distributions paid exclusively in cash; and

•
spin-offs to which the provisions set forth below in this paragraph (3) shall apply; then the conversion rate will be adjusted based on the following formula:

CR' = CR0	×	SP0 SP0-FMV

  where,

  CR0 = the conversion rate in effect immediately prior to such distribution;

  CR' = the conversion rate in effect immediately after such distribution;

  SP0 = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the business day immediately preceding the record date for such distribution (or, if earlier, the "ex-date" relating to such distribution); and

  FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution (or, if earlier, the "ex-date" relating to such distribution).

  With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the conversion rate in effect immediately before 5:00 p.m., New York City time, on the record date fixed for determination of stockholders entitled to receive the distribution will be increased based on the following formula:

CR' = CR0	×	FMV0 + MP0 MP0

  where,

  CR0 = the conversion rate in effect immediately prior to such distribution;

  CR' = the conversion rate in effect immediately after such distribution;

  FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading-day period after the effective date of the spin-off; and

  MP0 = the average of the last reported sale prices of our common stock over the first ten consecutive trading-day period after the effective date of the spin-off.

  The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off; provided that in respect of any conversion within the ten trading days following any spin-off, references within this paragraph (3) to ten days shall be deemed replaced with such lesser number of trading days as have elapsed between such spin-off and the conversion date in determining the applicable conversion rate.

(4)
If we pay any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR' = CR0	×	SP0 SP0 - C

  where,

  CR0 = the conversion rate in effect immediately prior to the record date for such distribution;

  CR' = the conversion rate in effect immediately after the record date for such distribution;

  SP0 = the last reported sale price of our common stock on the trading day immediately preceding the record date for such distribution (or, if earlier, the "ex-date" relating to such distribution); and

  C = the amount in cash per share we distribute to holders of our common stock.

(5)
If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR' = CR0	×	AC + (SP' X OS') OS0 X SP'

  where,

  CR0 = the conversion rate in effect on the date such tender or exchange offer expires;

  CR' = the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires;

  AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

  OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

  OS' = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires; and

  SP' = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

  If, however, the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

        As used in this section, "ex-date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

        Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

        Events that Will not Result in Adjustments.    The applicable conversion rate will not be adjusted:

  •
  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

  •
  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

  •
  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

  •
  for a change in the par value of the common stock; or

  •
  for accrued and unpaid interest and additional interest, if any.

        Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% within one year of the first such adjustment carried forward, upon a fundamental change, upon any call of the notes for redemption or upon maturity. Except as described above in this section, we will not adjust the conversion rate.

        Treatment of Reference Property.    In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger or combination involving us; or

  •
  a sale or conveyance to another person of all or substantially all of our property and assets, in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, if you convert your notes on or after the effective date of any such event, you will receive in connection with any such conversion:

    •
    cash in an amount equal to the required cash amount; and

    •
    in lieu of the remaining shares otherwise deliverable, if any, the same type (in the same proportions) of consideration received by holders of our common stock in the relevant event ("reference property"), cash, or a combination of cash and reference property, at our election, in accordance with the applicable procedures set forth under "Conversion Rights—General."

The amount of cash and any reference property you receive will be based on the daily share amounts and volume weighted average prices of reference property, and the applicable conversion rate, as described above.

        For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

        Treatment of Rights.    To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) under "—Adjustment Events" above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        Voluntary Increases of Conversion Rate.    We are permitted, to the extent permitted by law and subject to the applicable rules of the New York Stock Exchange, to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

        Tax Effect. A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see "Material U.S. Federal Income Tax Considerations."

  Adjustment to Shares Delivered upon Conversion upon Fundamental Change

        If a fundamental change (as defined below) occurs prior to June 15, 2011, if you elect to convert your notes at any time on or after the 30th scheduled trading day prior to the anticipated effective date of such fundamental change until the related fundamental change purchase date, the conversion rate will be increased by an additional number of shares of common stock (the "additional shares") as described below. We will notify holders of the occurrence of any such fundamental change and issue a press release no later than 30 scheduled trading days prior to the anticipated effective date of such transaction. We will settle conversions of notes as described below under "—Settlement of Conversions in a Fundamental Change."

        The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the "effective date") and the price (the "stock price") paid per share of our common stock in the fundamental change. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

        The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under "—Conversion Rate Adjustments."

        The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

	Stock Price
Effective Date
	45.65	48.00	50.00	55.00	60.00	65.00	70.00	80.00	90.00	100.00	120.00	140.00	160.00	180.00	200.00
5/26/2006	7.4170	6.7310	6.2132	5.1367	4.3016	3.6442	3.1204	2.3545	1.8370	1.4752	1.0205	0.7581	0.5927	0.4804	0.3996
5/15/2007	7.3410	6.6175	6.0726	4.9448	4.0769	3.4003	2.8672	2.1019	1.5989	1.2571	0.8445	0.6179	0.4803	0.3893	0.3245
5/15/2008	7.2597	6.4873	5.9068	4.7107	3.7991	3.0974	2.5530	1.7915	1.3110	0.9986	0.6439	0.4635	0.3596	0.2928	0.2457
5/15/2009	7.2044	6.3621	5.7296	4.4316	3.4532	2.7132	2.1522	1.3998	0.9572	0.6911	0.4205	0.2998	0.2353	0.1946	0.1655
5/15/2010	7.2746	6.3201	5.5993	4.1151	3.0056	2.1877	1.5937	0.8660	0.5041	0.3260	0.1881	0.1407	0.1157	0.0984	0.0850
5/15/2011	7.4170	6.7005	5.8672	4.0490	2.5339	1.2518	0.1529	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

        The exact stock prices and effective dates may not be set forth in the table above, in which case:

  •
  If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

  •
  If the stock price is greater than $200.00 per share (subject to adjustment), the conversion rate will not be adjusted.

  •
  If the stock price is less than $45.65 per share (subject to adjustment), the conversion rate will not be adjusted.

        Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 21.5498 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under "—Conversion Rate Adjustments."

        Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Settlement of Conversions in a Fundamental Change

        As described above under "—Conversion Rate Adjustments—Treatment of Reference Property," upon effectiveness of any fundamental change, the notes will be convertible into cash or, cash and reference property, as applicable. If, as described above, we are required to increase the conversion rate by the additional shares as a result of the fundamental change, notes surrendered for conversion will be settled as follows:

  •
  If the last day of the applicable conversion reference period related to notes surrendered for conversion is prior to the third trading day preceding the effective date of the fundamental change, we will settle such conversion as described under "—Conversion Rights—General" above by delivering the amount of cash and shares of our common stock, if any, (based on the conversion rate without regard to the number of additional shares to be added to the conversion rate as described above) on the third trading day immediately following the last day of the applicable conversion reference period. In addition, as soon as practicable following the effective date of the fundamental change, we will deliver the increase in such amount of cash and reference property deliverable in lieu of shares of our common stock, if any, as if the conversion rate had been increased by such number of additional shares during the related conversion reference period (and based upon the related daily volume weighted average prices during such conversion reference period).

  •
  If the last day of the applicable conversion reference period related to notes surrendered for conversion is on or following the third scheduled trading day preceding the effective date of the fundamental change, we will settle such conversion as described under "—Conversion Rights—General" above (based on the conversion rate as increased by the additional shares described above) on the later to occur of (1) the effective date of the transaction and (2) third trading day immediately following the last day of the applicable conversion reference period.

Optional Redemption by Us

        Before June 20, 2011, we may not redeem the notes. After June 20, 2011, we may redeem for cash all or part of the notes at a price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, on at least 30 days and no more than 60 days notice.

        You may convert notes or portions of notes called for redemption even if the notes are not otherwise convertible at that time, until the close of business on the business day before the redemption date.

        If we decide to redeem fewer than all of the notes, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be part of the portion selected for redemption.

        No sinking fund is provided for the notes.

Purchase of Notes at Your Option on Specified Dates

        On June 15, 2011, June 15, 2016 and June 15, 2021, you may require us to purchase any outstanding notes for which you have properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. You may submit your notes for purchase to the paying agent at any time from the opening of business on the date that is 25 business days prior to the purchase date until the close of business on the fifth business day prior to the purchase date.

        We will purchase each outstanding note for which you have properly delivered and not withdrawn a written purchase notice at a purchase price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest.

        We will pay the purchase price in cash. For a discussion of the tax treatment of a holder receiving cash, see "Material U.S. Federal Income Tax Considerations—Tax Consequences to United States Holders—Sale, Exchange, Repurchase or Redemption of Notes."

Required Notices and Procedure

        On a date not less than 20 business days prior to each purchase date, we will be required to give notice to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to purchase their notes.

        The purchase notice given by you electing to require us to purchase notes must be given so as to be received by the paying agent no later than the close of business on the fifth business day prior to the purchase date and must state:

  •
  if certificated, the certificate numbers of your notes to be delivered for purchase;

  •
  the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

  •
  that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

        You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal shall state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate number of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

  •
  the principal amount, if any, which remains subject to the purchase notice.

        In connection with any purchase offer, we will:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

  •
  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes.

        Our obligation to pay the purchase price for a note as to which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the note to be paid promptly following the later of the purchase date or the time of delivery of the note.

        If the paying agent holds money or securities sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

  •
  the notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the purchase price and previously accrued and unpaid interest (including any additional interest) upon delivery or transfer of the notes).

        Our ability to repurchase notes may be limited by restrictions over the ability to obtain funds for such repurchase through our operations, dividends from our subsidiaries and the terms of our then existing agreements. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See Risk Factors—"Risks Related to an Investment in the Notes—We may not be able to repurchase or retire the notes," and "—Our debt level may limit our financial flexibility."

        No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

Fundamental Change Permits Holders to Require Us to Purchase Notes

        If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase any or all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the "fundamental change repurchase date") of our choosing that is not less than 20 nor more than 35 business days after the date of our notice of the fundamental change. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including additional interest, to but excluding the fundamental change purchase date. Any notes purchased by us will be paid for in cash.

        A "fundamental change" is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which more than 50% of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not at least 90% shares of common stock (or American Depositary Shares) that are:

  •
  listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange; or

  •
  approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

        On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

  •
  the events causing a fundamental change;

  •
  the date of the fundamental change;

  •
  the last date on which a holder may exercise the repurchase right;

  •
  the fundamental change purchase price;

  •
  the fundamental change purchase date;

  •
  the name and address of the paying agent and the conversion agent, if applicable;

  •
  the applicable conversion rate and any adjustments to the applicable conversion rate;

  •
  that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to require us to purchase their notes.

        Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

        To exercise the purchase right, you must deliver, on or before the fundamental change repurchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled "Form of Fundamental Change Purchase Notice" on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

  •
  if certificated, the certificate numbers of your notes to be delivered for purchase;

  •
  the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

  •
  that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

        You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

  •
  the principal amount, if any, which remains subject to the purchase notice.

        We will be required to purchase the notes on the fundamental change repurchase date. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the second business day following the fundamental change purchase date, then:

  •
  the notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any additional interest) upon delivery or transfer of the notes).

        The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

        The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. See "Risk Factors—Risks Related to an Investment in the Notes—We may not be able to repurchase or retire the notes." If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of specified change in control events or on some specific dates.

        Certain of our debt agreements may limit our ability to purchase notes.

        No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

Consolidation, Merger and Sale of Assets

        The indenture provides that we may not consolidate or merge with or into, or sell, assign, convey, transfer or lease our properties and assets substantially in their entirety (computed on a consolidated basis) to, another corporation, person or entity unless (1) either in the case of a merger or consolidation, we are the surviving person or the successor or transferee is a corporation that expressly assumes, by supplemental indenture, all of our obligations under the debentures and the indenture, and (2) immediately after such transaction, there is no event of default under the indenture, and no event which, after notice or the passage of time, or both, would become an event of default under the indenture.

        This covenant includes a phrase relating to the sale, assignment, conveyance, transfer or lease of our "properties and assets substantially in their entirety." There is no precise, established definition of this phrase under applicable law. Accordingly, there may be uncertainty as to whether a sale, assignment, conveyance, transfer or lease of less than all our properties and assets is subject to this covenant.

Events of Default

        Each of the following constitutes an event of default with respect to the notes:

  •
  default in the payment when due of any principal of any of the notes at maturity, upon redemption or upon exercise of a repurchase right;

  •
  default in the payment of any interest or liquidated damages when due under the notes, which default continues for 30 days;

  •
  default in our obligation to satisfy our conversion obligation upon exercise of a holder's conversion right;

  •
  default in our obligation to provide notice of the occurrence of a fundamental change event when required by the indenture;

  •
  our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

  •
  we fail or any of our "significant subsidiaries" (as such term is defined in Rule 1-02(w) of Regulation S-X) fails to make any payment at maturity on any indebtedness, including any applicable grace periods, in an amount in excess of $75 million in the aggregate for all such indebtedness and such amount has not been paid or discharged within 30 days after notice is given in accordance with the indenture;

  •
  a default by us or any of our significant subsidiaries on any indebtedness that results in the acceleration of indebtedness in an amount in excess of $75 million in the aggregate for all such indebtedness, without this indebtedness being discharged or the acceleration being rescinded or annulled within 30 days after notice is given in accordance with the indenture; or

  •
  certain events of bankruptcy, insolvency or reorganization affecting us or any or our significant subsidiaries.

        If an event of default shall have occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding may declare the principal amount of the notes then outstanding plus any interest on the notes accrued and unpaid through the date of such declaration to be immediately due and payable. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration. In the case of certain events of bankruptcy or insolvency, the principal amount of the notes then outstanding together with any accrued and unpaid interest through the occurrence of such event shall automatically become and be immediately due and payable.

        The holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all of the notes, waive any past default and its consequences under the indenture, except a default (1) in the payment of the principal of or any interest on or with respect to the notes or the payment of the redemption price or repurchase price or (2) with respect to a covenant or provision that cannot be modified without the consent of the holder of each note affected thereby.

Modification and Waiver

        We and the trustee may modify or amend the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the written consent or the affirmative vote of the holder of each note affected thereby:

  •
  change the stated maturity of the principal of or any installment of interest or liquidated damages on or with respect to the notes;

  •
  reduce the principal amount of, repurchase price or redemption price of or interest or liquidated damages on any note;

  •
  adversely affect the right of holders to convert or require us to repurchase any of the notes;

  •
  alter the manner of calculation or rate of accrual of interest or liquidated damages, redemption price or repurchase price on any note or extend the time for payment of any such amount;

  •
  impair the right to institute suit for the enforcement of any repurchase of, payment on or with respect to, or conversion of any note, including any payment on or after the stated maturity of the notes, in the case of redemption, on or after the redemption date or, in the case of repurchase at the option of any holder, on or after the repurchase date;

  •
  modify the optional redemption provisions in a manner that adversely affects the holders;

  •
  change the place of payment or the coin or currency in which the principal of or interest with respect to the notes is payable;

  •
  reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults or the modification or amendment of the indenture; or

  •
  modify any of the above provisions.

        We and the trustee may modify or amend the indenture and the notes without the consent of any holder to, among other things:

  •
  provide for our successor pursuant to a consolidation, merger or sale of all or substantially all of our assets;

  •
  add to our covenants for the benefit of the holders of all or any of the notes or to surrender any right or power conferred upon us by the indenture;

  •
  provide for a successor trustee with respect to the notes;

  •
  provide for the issuance of notes in coupon form;

  •
  make provision with respect to the conversion rights of holders of the notes in accordance with the indenture in connection with a reclassification, consolidation, combination, merger or sale of all or substantially all of our property and assets;

  •
  cure any ambiguity or correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which, in each case, will not adversely affect the interests of the holders of the notes; provided, however, that any change to conform the indenture to the description of the notes contained in this prospectus shall be deemed not to adversely affect the interests of the holders of the notes;

  •
  add any additional events of default with respect to all or any of the notes;

  •
  secure the notes;

  •
  increase the conversion rate or reduce the conversion price, provided that the increase or reduction, as the case may be, is in accordance with the terms of the indenture and will not adversely affect the interests of the holders of the notes;

  •
  supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the discharge of the notes, provided that such change or modification does not adversely affect the interests of the holders of the notes;

  •
  make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement and the qualification of the indenture under the Trust Indenture Act, provided that such change or modification does not adversely affect the interests of the holders of the notes in any material respect; or

  •
  add or modify any other provisions with respect to matters or questions arising under the indenture that we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

Calculations in Respect of the Notes

        We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the trading price of the notes and sale price of our common stock and the projected payment schedule. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

The Trustee, Paying Agent, Transfer Agent and Bid Solicitation Agent

        Sun Trust Bank is the initial trustee under the indenture. The trustee and its affiliates also perform and may in the future perform certain banking and other services for us in the ordinary course of their business. The trustee will be the paying agent, conversion agent, transfer agent and bid solicitation agent for the notes. The trustee makes no representation or warranty as to the validity or sufficiency of the information contained in this prospectus or any information incorporated herein by reference, except such information which specifically pertains to the trustee itself.

Registration Rights

        We and the initial purchasers entered into a registration rights agreement on May 26, 2006. Pursuant to the registration rights agreement, we agreed to file with the SEC within 90 days of the date on which we issued the notes a shelf registration statement on Form S-3, if the use of such form is then available, to cover resales of registrable securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. This prospectus forms a part of that registration statement. We agreed to use our reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC within 210 days of the date on which we issue the notes.

        Notwithstanding the foregoing, we will be permitted to prohibit, without the need to specify the nature of the event giving rise to the prohibition, offers and sales of registrable securities pursuant to the shelf registration statement if (i) the SEC issues a stop order suspending the effectiveness of the shelf registration statement, (ii) an event occurs or fact exists as a result of which the shelf registration statement (or the related prospectus) would contain an untrue statement of a material fact or would omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading, or (iii) any corporate development or other event occurs or is pending (a "material event") that in our sole, but reasonable judgment makes it appropriate to suspend availability of the shelf registration statement and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a "suspension period"). The suspension period during which the availability of the shelf registration statement could be extended (including the suspension period applicable to material events) without the payment by us of any liquidated damages cannot exceed 45 days in the aggregate in any three-month period and 90 days in the aggregate in any 12-month period.

        "Registrable securities" means each note, any underlying share of common stock, any securities of the Company into or for which such underlying common stock has been converted and any securities issued with respect thereto upon any stock dividend, split or similar event until, in the case of each such security, the earliest of:

  •
  the date on which each of the registrable securities has been effectively registered under the Securities Act and disposed of;

  •
  the date that is two years after the later of (1) the original issuance of the notes and (2) the last date that we or any of our affiliates is the owner of such notes (or any predecessor thereto); or

  •
  such shorter period of time as permitted by Rule 144(k) under the Securities Act or any successor provisions thereunder.

        Holders of the registrable securities will be required to deliver information to be used in connection with, and to be named as selling securityholders in, the prospectus included in the shelf registration statement within the periods set forth in the registration rights agreement to have their registrable securities included in the prospectus. A form of notice and questionnaire to be used for this purpose is available from us upon request. If a holder fails to timely complete and deliver to us the notice and questionnaire, the registrable securities held by such holder will not be entitled to be sold pursuant to this prospectus and such holder will not be entitled to receive any of the liquidated damages described in the following paragraphs. There can be no assurance that we will be able to maintain an effective and current registration statement as required. The absence of such a registration statement or the failure by a holder to timely complete and deliver to us a notice and questionnaire may limit the holder's ability to sell such registrable securities or adversely affect the price at which such registrable securities can be sold.

        In no event may the method of distribution of our shares of common stock take the form of an underwritten offering without our prior consent.

        If:

  •
  the shelf registration statement is not filed with the SEC within 90 days of the date on which we issue the notes;

  •
  the shelf registration statement has not been declared effective by the SEC within 210 days of the date on which we issue the notes; or

  •
  the initial shelf registration statement or any subsequent shelf registration statement is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) or usable for the offer and sale of registrable securities for a period of time (including any suspension period) which shall exceed 45 days in the aggregate in any three-month period or 90 days in the aggregate in any 12-month period

(each such event referred to in the bullets above being referred to as an "event"), we will pay liquidated damages to each holder of notes that are registrable securities. The amount of liquidated damages payable during any period during which an event shall have occurred and be continuing is at a rate per year equal to 0.25% for the first 90-day period and at a rate per year equal to 0.50% thereafter of the aggregate principal amount of such notes.

        So long as an event continues, we will pay liquidated damages in cash on June 15 and December 15 of each year to the holder of record of the notes, on the immediately preceding June 1 or December 1. Following the cure of any such events, liquidated damages will cease to accrue with respect to such event. We will have no other liabilities for monetary damages with respect to our registration obligations.

        We will use our best efforts to cause the shelf registration statement to be effective until the earliest of:

  •
  the date when each of the registrable securities covered by the shelf registration has been effectively registered under the Securities Act and disposed of;

  •
  the date that is two years after the later of (1) the original issuance of the notes and (2) the last date that we or any of our affiliates is the owner of such notes (or any predecessor thereto); or

  •
  such shorter period of time as permitted by Rule 144(k) under the Securities Act or any successor provisions thereunder.

        In addition, in no event will additional interest be payable in connection with a registration default relating to a failure to register the common stock deliverable upon a conversion of the notes. For the avoidance of doubt, if we fail to register the notes, then the additional interest described above will be payable in connection with the registration default relating to the failure to register the notes.

        The foregoing summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Copies of the registration rights agreement are available from us upon request.

Form, Denomination and Registration of Notes

        The notes will be issued in registered form, without interest coupons, in denominations of $1,000 and multiples thereof, in the form of global notes, except as further provided below. See "—Global Notes, Book-Entry Form" for more information.

        No service charge will be imposed in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global Notes, Book-Entry Form

        We issued the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes were deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC. The notes sold pursuant to this prospectus will be represented by one or more new unrestricted global notes.

        DTC has advised us as follows:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

  •
  DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

  •
  Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

  •
  DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

  •
  Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

  •
  The rules applicable to DTC and its participants are on file with the SEC.

        We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of Cameron, the initial purchasers or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

        We expect that under procedures established by DTC:

  •
  Upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the initial purchasers with portions of the principal amounts of the global notes.

  •
  Ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        The laws of some jurisdictions require that purchasers of securities take physical delivery of those notes in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated note and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global notes.

        Notes represented by a global note will be exchangeable for registered certificated notes with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) a default under the indenture occurs and is continuing and DTC notifies the trustee of its decision to exchange the global note for registered certificated notes.

        Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

        Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with notes held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

        Payments on the notes represented by the global notes will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

DESCRIPTION OF CAPITAL STOCK

        Our certificate of incorporation authorizes us to issue up to 150,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of August 10, 2006 there were 111.7 million shares of common stock outstanding and we do not have any shares of preferred stock outstanding.

Common Stock

        The holders of common stock as of the applicable record date are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights for the election of our directors in accordance with our bylaws and Delaware law. Subject to preferences applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by the board of directors out of funds legally available for distribution, and, in the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights and is not subject to further calls or assessments by us. The common stock currently outstanding is validly issued, fully paid and nonassessable.

        See "—Stockholder Rights Plan; Preferred Stock Rights Agreement" for information regarding the rights that currently attach to each outstanding share of our common stock.

        The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Anti-Takeover Effects of Delaware Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

  •
  before such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

  •
  by persons who are directors and also officers; and

  •
  by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or after such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as any entity or person that or who beneficially owns (or within three years did own) 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

        The existence of this provision can be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        Our certificate of incorporation requires that any business combination involving us and a person who beneficially owns 20% or more of our common stock must be approved by the holders of at least 80% of the voting power of our outstanding shares of capital stock, voting together as a single class. This provision does not apply if either (i) the business combination is approved by a two-thirds vote of the continuing directors, as defined in our certificate of incorporation, or (ii) certain "fair price" and disclosure conditions are met.

Stockholder Rights Plan; Preferred Stock Rights Agreement

        The following summary of the principal terms of the rights and the Preferred Stock Rights Agreement, referred to as the rights agreement, is a general description only and is subject to the detailed terms and conditions of the rights agreement.

        In 1995, our board of directors declared a dividend distribution of one right for each outstanding share of our common stock. Each right is subject to the terms of the rights agreement. The rights agreement provides that each share of our outstanding common stock will have the right to purchase one one-hundredth of a share of our Series A Junior Participating Preferred Stock at an exercise price of $300.00, subject to adjustment.

        The rights under the rights agreement currently are attached to and trade together with our common stock. The rights will separate from our common stock and be represented by separate and distinct certificates approximately ten days after someone acquires or commences a tender offer for 20% or more of our outstanding common stock.

        After the rights separate from our common stock, certificates representing the rights will be mailed to record holders of our common stock. Once distributed, the rights certificates alone will represent the rights. All shares of our common stock issued before the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on October 31, 2007, unless earlier redeemed or exchanged by us.

        If an acquiror, which could be a person or group, obtains, or commences a tender or exchange offer to obtain, 20% or more of our common stock, then each right will entitle the holder to purchase a number of shares of our common stock having a then current market value equal to two times the exercise price.

        Each right will entitle the holder to purchase a number of shares of common stock of the acquiring entity having a then current market value of twice the exercise price if an acquiror obtains 20% or more of our common stock and any of the following occurs:

  •
  we merge into another entity; or

  •
  we sell more than 50% of our assets or earning power.

        Under the rights agreement, any rights that are or were owned by an acquiror, or its affiliates, of more than 20% of our outstanding common stock, will be null and void.

        At its option, our board of directors may redeem all of the outstanding rights under the rights agreement at any time on or before the close of business on the tenth day following the time that an acquiror obtains 20% or more of our outstanding common stock.

        The redemption price under the rights agreement is $0.01 per right. Upon the action of our board of directors ordering the redemption of the rights, the right to exercise the rights will terminate, and the only right of the holders of the rights will be to receive the redemption price.

        The rights issued under the rights agreement are designed to protect and maximize the value of our common stock in the event of an unsolicited attempt to acquire us in a manner or on terms that are not approved by our board of directors. The rights are designed to deter unfair tactics, including a gradual accumulation of shares in the open market of a 20% or greater position, followed by a merger.

        Subject to the restrictions described above, the rights may be redeemed by us at $0.01 per right at any time before the time the rights separate from the common stock. Accordingly, the rights should not interfere with any merger or business combination approved by our board of directors. The rights are not intended to prevent a transaction that is in the best interest of our stockholders. However, the rights may have the effect of rendering more difficult or discouraging an acquisition that our board of directors deems undesirable. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon redemption of the rights.

Preferred Stock

        Our certificate of incorporation authorizes us to issue shares of preferred stock in one or more series. Our board of directors has the authority, without stockholder consent and subject to certain limitations imposed by law or our bylaws, to issue one or more series of preferred stock at any time. The certificate of designation relating to each series will fix the voting power, rights, preferences and restrictions of the preferred stock of each series. Such certificate of designation will specify the terms of the preferred stock as determined by our board of directors, including the following:

  •
  the number of shares in any series;

  •
  the dividend rate and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

  •
  the voting rights of that series of preferred stock, if any;

  •
  any conversion provisions applicable to that series of preferred stock;

  •
  any redemption or sinking fund provisions applicable to that series of preferred stock, including whether there is any restriction on the repurchase or redemption of the preferred stock while there is any arrearage in the payment of dividends or sinking fund installments;

  •
  the liquidation preference per share of that series of preferred stock, if any; and

  •
  the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

        All shares of preferred stock offered will, when issued, be fully paid and non-assessable. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

        Although it has no present intention to do so, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights, which could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion describes the material U.S. federal income tax consequences of the ownership and disposition of the notes and shares of our common stock into which the notes may be converted under certain conditions. This discussion assumes that the notes will be treated as indebtedness for U.S. federal income tax purposes. This discussion applies only to holders that:

  •
  are initial holders who purchase the notes at the "issue price" (the first price at which a substantial amount of the notes is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in their capacity as underwriters, placement agents or wholesalers); and

  •
  hold the notes and our common stock as capital assets.

        This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

  •
  certain financial institutions;

  •
  insurance companies;

  •
  regulated investment companies;

  •
  dealers and certain traders in securities or currencies;

  •
  persons holding the notes or our common stock as part of a "straddle," "hedge," "conversion" or similar transaction;

  •
  United States Holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  certain former citizens or residents of the United States;

  •
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

  •
  tax-exempt organizations; and

  •
  persons subject to the alternative minimum tax.

        This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which after the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.

        Persons considering the purchase of the notes are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to United States Holders

        As used herein, the term "United States Holder" means a beneficial owner of a note or our common stock that is for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (a) the administration of the trust is subject to the primary supervision of a U.S. court and the trust has one or more U.S. persons with authority to control all substantial decisions or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Taxation of Interest

        Interest paid on the notes will be included in the income of a United States Holder as ordinary income at the time it is received or accrued, in accordance with the holder's regular method of tax accounting.

Additional Payments

        Under certain circumstances, we may be entitled to redeem all or a portion of the notes. In addition, under certain circumstances, we will be required to repurchase all or a portion of the notes or to pay an additional amount on the notes if we fail to register the notes with the SEC within the prescribed time periods or in certain other circumstances described above in "Description of the Notes—Registration Rights." Treasury Regulations contain special rules for determining the payment schedule and the yield to maturity of a debt instrument if the debt instrument provides for contingent payments. We do not intend to treat the notes as subject to these rules, notwithstanding the possibility of our redemption or repurchase of the notes or payment of an additional amount as a result of our failure to cause the notes to be registered. Our determinations in this regard are binding on each holder unless the holder explicitly discloses in a manner required by applicable Treasury Regulations that its determinations are different from ours. Our determinations are not, however, binding on the Internal Revenue Service.

Sale, Exchange, Repurchase or Redemption of Notes

        Upon a sale, exchange, repurchase or redemption of a note (other than a conversion into our common stock), a United States Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, repurchase or redemption and such United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note will generally be equal to the holder's purchase price for the note increased by the amount of any accrued but unpaid interest previously included in the holder's taxable income and reduced by any principal payments on the notes.

        Gain or loss recognized on the sale, exchange, repurchase or redemption of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, repurchase or redemption the note has been held for more than one year. Any amounts attributable to accrued interest, however, will be taxed as interest income (as discussed above under "—Taxation of Interest") to the extent the holder has not previously included such amounts in the holder's taxable income. The deductibility of capital losses is subject to limitations.

Conversion of Notes

        If a United States holder receives solely cash in exchange for notes upon conversion, the United States holder's gain or loss will be determined in the same manner as if the United States holder disposed of the notes in a taxable disposition (as described above under "Tax Consequences to United States Holders—Sale, Exchange, Repurchase or Redemption of Notes). The tax treatment of a conversion of a note into cash and common stock is uncertain and United States holders should consult their tax advisors regarding the consequences of such a conversion.

        Treatment as a Recapitalization.    If we pay a combination of cash and stock in exchange for notes upon conversion, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that, as a result, the exchange would be treated as a recapitalization (although we cannot guarantee that the IRS will not challenge this conclusion). In such case, gain, but not loss, would be recognized equal to the excess of the sum of the fair market value of the common stock and cash received (other than the amounts attributable to accrued interest, which will be treated as such) over a United States holder's adjusted tax basis in the notes, but in no event should the gain recognized exceed the amount of cash received (excluding amounts attributable to accrued interest and cash in lieu of fractional shares). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a United States holder would receive in respect of the fractional share and the portion of the United States holder's adjusted tax basis in the note that is allocable to the fractional share.

        The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A United States holder's holding period for shares of common stock would include the period during which the United States holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

        Alternative Treatment as Part Conversion and Part Redemption.    If the conversion of a note into cash and common stock were not treated as a recapitalization, the cash payment received would generally be treated as proceeds from the sale of a portion of the note and taxed in the manner described under "Tax Consequences to United States Holders—Sale, Exchange, Repurchase or Redemption of Notes" above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received would be treated as having been received upon a conversion of the note, which generally would not be taxable to a United States holder except to the extent of any common stock received with respect to accrued interest. In such case, the United States holder's tax basis in the note would generally be allocated pro rata among the common stock received, the fractional share that is treated as sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Constructive Dividends

        If at any time we increase the conversion rate, either at our discretion or pursuant to the anti-dilution provisions of the indenture, the increase may be deemed to be the payment of a taxable dividend to the United States Holders of the notes. An increase in the conversion rate in the event of a cash dividend to our stockholders generally will be a taxable dividend, but generally a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to our stockholders to subscribe for our common stock will not be a taxable dividend. In certain circumstances, the failure to adjust the conversion rate may result in a deemed distribution to the holders of our common stock.

Taxation of Distributions on Common Stock

        Distributions, if any, paid on our common stock after a conversion, other than certain pro rata distributions of common stock, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the United States Holder and taxable as ordinary income when received or accrued, in accordance with such United States Holder's method of accounting. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the United States Holder's investment, up to the United States Holder's adjusted tax basis in the common stock. Any remaining excess will be treated as capital gain. Under recently enacted legislation, dividends received by noncorporate United States Holders on common stock may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain holding period requirements and other conditions are met. These preferential dividend tax rates are scheduled to expire for taxable years beginning on or after January 1, 2011. United States Holders should consult with their tax advisers regarding the implications of this new legislation in their particular circumstances.

Sale or Other Disposition of Common Stock

        Unless a nonrecognition provision applies, gain or loss realized by a United States Holder on the sale or other disposition of our common stock received upon conversion of a note will be recognized as capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the United States Holder held the common stock for more than one year. The amount of the United States Holder's gain or loss will be equal to the difference between the United States Holder's adjusted tax basis in the common stock disposed of and the amount realized on the disposition.

Tax Consequences to Non-United States Holders

        As used herein, the term "Non-United States Holder" means a beneficial owner of a note or our common stock (other than a partnership) that is not a United States Holder.

Taxation of Interest

        Subject to the discussion below regarding backup withholding, interest income on the notes paid to a Non-United States Holder will be exempt from U.S. federal income and withholding tax, provided that:

  •
  the Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  the Non-United States Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest;

  •
  the certification requirement described below has been fulfilled with respect to the Non-United States Holder; and

  •
  such interest is not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States.

        The certification requirement referred to above will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address.

        Interest income on the notes that is not exempt from U.S. federal income and withholding tax generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction by an applicable treaty, unless such income is effectively connected income as described below in "—Effectively Connected Income".

        Liquidated damages received by a Non-United States Holder if the notes are not registered with the SEC within prescribed time periods or in certain other circumstances described above in "Description of the notes—Registration Rights" may not be exempt from U.S. withholding tax as described above. Holders should consult with their tax advisers regarding such determination.

Sale, Exchange or Other Disposition of Notes or Common Stock

        Subject to the discussion below regarding backup withholding, a Non-United States Holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale, exchange or other disposition (other than a conversion into our common stock, which is described below) of the notes or of our common stock, unless:

  •
  the gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States,

  •
  in the case of a Non-United States Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the sale, exchange or disposition and certain other conditions are met, or

  •
  we are or have been a U.S. real property holding corporation at any time within the shorter of the five year period preceding such sale, exchange or disposition and the period the Non-United States Holder held the notes or common stock. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

        Any gain realized on a sale, exchange or other disposition of the notes taxed as interest income will be subject to the rules described above regarding taxation of interest.

Conversion of Notes into Common Stock, Cash, or Common Stock and Cash

        Non-United States Holders generally will not be subject to U.S. federal income and withholding tax on the conversion of a note solely into shares of our common stock, except that any amount of the stock taxable as interest income will be subject to the rules described above regarding taxation of interest.

        As discussed above under "Description of the Notes—Payment Upon Conversion," we will have the option to deliver cash in lieu of some or all of the common stock to be delivered upon conversion of the notes.

        If a Non-United States Holder converts a note and we deliver solely cash, the transaction will be treated for U.S. federal income tax purposes as a redemption of the note, having the consequences for the holder described above under "—Sale, Exchange or Other Disposition of Notes or Common Stock."

        If a Non-United States Holder converts a note and we deliver a combination of common stock and cash in satisfaction of our obligations (and such cash is not received in satisfaction of accrued interest or in lieu of a fractional share), a Non-United States Holder generally will not recognize loss, but generally would recognize capital gain, if any, on the note so exchanged in an amount equal to the lesser of (1) the gain realized (being the excess, if any, of the fair market value of the common stock received plus cash received over the adjusted tax basis in the note exchanged therefore), and (2) the cash received. Any such gain will be treated for U.S. federal income tax purposes as a redemption of the note, having the consequences for the holder described above under "—Sale, Exchange or Other Disposition of Notes or Common Stock."

        Any gain recognized by a Non-United States Holder on the conversion of a note into our common stock due to the receipt of cash in lieu of a fractional share will be subject to the rules described above under "—Sale, Exchange or Other Disposition of Notes or Common Stock."

Distributions on Notes and Common Stock

        If a Non-United States Holder of a note was deemed to have received a constructive dividend (see "Tax Consequences to United States Holders—Constructive Dividends" above), the Non-United States Holder generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction by an applicable treaty, on the taxable amount of the dividend unless such income is effectively connected income as described below in "—Effectively Connected Income". In addition, dividends paid to a Non-United States Holder of our common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty, unless such income is effectively connected income as described below in "—Effectively Connected Income". In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A Non-United States Holder who is subject to withholding tax under such circumstances should consult his own tax adviser as to whether he can obtain a reduced rate of withholding tax or a refund for all or a portion of any tax withheld.

Effectively Connected Income

        If a Non-United States Holder of a note or of our common stock is engaged in a trade or business in the United States, and if interest on the note, gain realized on a sale, exchange or other disposition of the note or of our common stock, or a dividend on the note or on our common stock, is effectively connected with the conduct of the trade or business, the Non-United States Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a United States Holder (see "—Tax Consequences to United States Holders" above), except that the Non-United States Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-United States Holders should consult their own tax advisers with respect to other tax consequences of the ownership of the note or of our common stock, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting for United States Holders And Non-United States Holders

        Information returns may be filed with the IRS in connection with payments on the notes and the common stock and the payment of proceeds from a sale or other disposition of the notes or the common stock. A United States Holder may be subject to United States backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-United States Holder may be subject to United States backup withholding tax on these payments unless the Non-United States Holder complies with certification procedures to establish that it is not a U.S. person. The amount of any backup withholding from a payment will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

        On May 26, 2006, we issued and sold $500,000,000 in aggregate principal amount of the notes to certain initial purchasers in a transaction exempt from the registration requirements of the federal securities laws. The initial purchasers resold the notes to persons they represented to us that they reasonably believed to be qualified institutional buyers, as defined by Rule 144A under the Securities Act.

        The selling securityholders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of common stock issuable upon conversion of the notes. Only those notes and shares of common stock issuable upon conversion of the notes listed below or in any supplement hereto may be offered for resale by the selling securityholders pursuant to this prospectus.

        The following table sets forth recent information about the principal amount of notes and the number of shares of common stock issuable upon conversion of the notes that may be offered for each selling securityholder's account pursuant to this prospectus, in each case to the extent known to us as of the date of this prospectus. The number of shares of common stock shown in the table below assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 14.1328 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under "Description of the Notes—Conversion Rights." Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Unless set forth below, to our knowledge none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned that May Be Sold	Percentage of Notes Outstanding(1)	Shares of Common Stock Beneficially Owned Before Conversion(2)(3)	Shares of Common Stock That May Be Sold Hereby(2)
Argent Classic Convertible Arbitrage Fund Ltd.	9,410,000	1.88%	132,989	132,989
Argent Funds Group LLC
Argent Classic Convertible Arbitrage Fund II, L.P.	230,000	*	3,250	3,250
Argent Classic Convertible Arbitrage Fund L.P.	1,250,000	*	17,666	17,666
Argent LowLev Convertible Arbitrage Fund LLC	50,000	*	706	706
Class C Trading Company Ltd.	380,000	*	5,370	5,370
HFR CA Global Select Master Trust Account	260,000	*	3,674	3,674
Lyxor Master Fund	490,000	*	6,925	6,925
Partners Group Alternative Strategies PCC LTD	460,000	*	6,501	6,501
Silver Convertible Arbitrage Fund LDC	80,000	*	1,130	1,130
Xavex Convertible Arbitrage 2 Fund	30,000	*	423	423
Xavex Convertible Arbitrage 10 Fund	470,000	*	6,642	6,642
Argentum Multi-Strategy Fund Ltd.—Classis	140,000	*	1,978	1,978
Bancroft Fund Ltd.	1,000,000	*	14,132	14,132
Capital Works Investment Partners	750,000	*	10,599	10,599
CNH CA Master Account, L.P.	5,000,000	1.00%	70,664	70,664
Continental Assurance Company—on behalf of its separate account (E)	2,000,000	*	28,265	28,265
CQS Convertible and Quantitative Strategies Master Fund Limited	13,500,000	2.70%	190,792	190,792
DBAG London	84,506,000	16.90%	1,194,306	1,194,306
Ellsworth Fund Ltd.	1,000,000	*	14,132	14,132
Fore Convertible Master Fund, Ltd.	18,314,000	3.66%	258,828	258,828
Fore ERISA Fund, Ltd.	1,686,000	*	23,827	23,827
Forest Global Convertible Fund, Ltd., Class A-S	12,591,000	2.52%	177,946	177,946

Forest Multi Strategy Master Fund SPC, on behalf of its Multi Strategy Segregated Portfolio	541,000	*	7,645	7,645
Froley Revy Investment Company Inc.
Arkansas PERS	1,925,000	*	27,205	27,205
Astrazeneca Holdings Pension	250,000	*	3,533	3,533
Attorney's Title Insurance Fund	325,000	*	4,593	4,593
Boilermakers Blacksmith Pension Trust	4,095,000	*	57,873	57,873
Delaware PERS	1,315,000	*	18,584	18,584
Delta Airlines Master Trust	760,000	*	10,740	10,740
FPL Group Employees Pension Plan	945,000	*	13,355	13,355
Froley Revy Alternative Strategies	500,000	*	7,066	7,066
ICI American Holdings Trust	425,000	*	6,006	6,006
Nuveen Preferred & Convertible Fund JQC	8,950,000	1.79%	126,488	126,488
Nuveen Preferred & Convertible Income Fund JPC	6,350,000	1.27%	89,743	89,743
Prudential Insurance Co. of America	110,000	*	1,554	1,554
State of Oregon Equity	5,475,000	1.10%	77,377	77,377
Syngenta AG	160,000	*	2,261	2,261
HFR CA Global Opportunity Master Trust	5,614,000	1.12%	79,341	79,341
HFR RVA Select Performance Master Trust	814,000	*	11,504	11,504
Highbridge International LLC	22,500,000	4.50%	317,988	317,988
Institutional Benchmarks Master Fund Ltd.	2,616,000	*	36,971	36,971
KBC Financial Products USA Inc.	3,000,000	*	42,398	42,398
LLT Limited	2,827,000	*	39,953	39,953
Lyxor / Forest Fund Limited	9,997,000	2.00%	141,285	141,285
Nomura Securities International, Inc.	12,500,000	2.50%	176,660	176,660
Nicholas Applegate Capital Management LLC
Amerisure Mutual Insurance Company	620,000	*	8,762	8,762
Innovest Finanzdienstle	2,380,000	*	33,636	33,636
NFJ, DIV, INT & Prem Strategy	1,500,000	*	21,199	21,199
Polygon Global Opportunities Master Fund	10,000,000	2.00%	141,328	141,328
Quattro Fund Ltd.	5,460,000	1.09%	77,165	77,165
Institutional Benchmark Series Limited in Repect of Electra Series	390,000	*	5,511	5,511
Partners Group Alternative Strategies PLC Limited, Red Delta Call	450,000	*	6,359	6,359
Quattro Multistrategy Masterfund, LP	700,000	*	9,892	9,892
Steelhead Pathfinder Fund LP	1,000,000	*	14,132	14,132
Tempo Master Fund LP	10,000,000	2.00%	141,328	141,328
UBS O'Connor LLC F/B/O O'Connor Global Convertible Arbitrage Master Limited	11,012,000	2.20%	155,630	155,630
UBS O'Connor LLC F/B/O O'Connor Global Convertible Arbitrage II Master Limited	1,488,000	*	21,029	21,029
Vicis Capital Master Fund	10,000,000	2.00%	141,328	141,328

TOTALS	300,591,000	60.12%	4,248,167	4,248,167

(*)
Less than 1%.

(1)
The percentage of notes outstanding is based on the $500 million principal amount of notes originally outstanding. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

(2)
Includes shares of common stock issuable upon conversion of the notes, assuming a conversion rate of 14.1328 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional share interest. The conversion rate is subject to adjustment as described under "Description of the Notes—Conversion of Notes." No holder of notes would beneficially own 1% or more of the issued and outstanding common stock upon conversion of its notes assuming a conversion rate of 14.1328 shares of common stock per $1,000 principal amount of notes.

(3)
Assumes that any other holders of notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion rate of 14.1328 shares per $1,000 principal amount of the notes.

        Information concerning other selling securityholders of the notes will be set forth in prospectus supplements from time to time, if and when necessary. Additional selling securityholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-effective amendment. Successors of identified selling securityholders, including without limitation their transferees, pledges and donees or their successors, will not be able to use this prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-effective amendment.

        Selling securityholders who are registered broker-dealers are deemed to be "underwriters" within the meaning of the Securities Act. In addition, a selling security holder who is an affiliate of a registered broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act if the selling security holder (i) did not acquire its debentures or underlying common stock in the ordinary course of business or (ii) had any agreement or understanding, directly or indirectly, with any person to distribute the debentures or underlying common stock. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

        The above table has been prepared based upon information furnished to us by the selling securityholders. The selling securityholders identified above may have sold, transferred or otherwise disposed of some or all of their notes in transactions exempt from the registration requirements of the Securities Act since the dates on which they provided us information. Information concerning the selling securityholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. The selling securityholders may offer some or all of their notes or common stock pursuant to the offering contemplated by this prospectus. Additionally, the conversion ratio of the notes is subject to adjustment and therefore the number of shares of common stock issuable upon conversion of the notes may increase or decrease. Accordingly, we cannot give an estimate as to the amount of the notes or common stock issuable upon conversion of the notes that will be held by the selling securityholders upon the termination of this offering.

PLAN OF DISTRIBUTION

        The notes and the common stock issuable upon conversion of the notes may be sold from time to time to purchasers:

  •
  directly by the selling securityholders and their successors, which includes their transferees, pledgees or donees or their successors; or

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the common stock issuable upon conversion of the notes. These discounts, concessions or commissions may be in excess of those customary in the types of transaction involved.

        The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the common stock issuable upon conversion of the notes may be deemed to be "underwriters" within the meaning of the Securities Act. As a result, any profits on the sale of the notes and the common stock issuable upon the conversion of the notes by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts. Selling securityholders who are "underwriters" within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the notes and the common stock issuable upon conversion of the notes are sold through underwriters, broker-dealers or agents the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

        The notes and the common stock issuable upon conversion of the notes may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  prices related to such prevailing market prices;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the notes and common stock issuable upon conversion of the notes may be listed or quoted at the time of the sale;

  •
  in the over-the-counter market;

  •
  otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing and exercise of options, whether such options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with the sales of notes and the common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of notes or the common stock issuable upon conversion of the notes in the course of hedging their positions. The selling securityholders may also sell the notes and common stock issuable upon conversion of the notes short and deliver notes and the common stock issuable upon conversion of the notes to close out short positions, or loan or pledge notes or the common stock issuable upon conversion of the notes to broker-dealers that in turn may sell the notes and the common stock issuable upon conversion of the notes.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the common stock issuable upon conversion of the notes.

        At the time a particular offering is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling securityholders, the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.

        These notes are not listed on any securities exchange or included in any automated quotation system. Although the notes sold in the initial placement are eligible for trading in the PORTAL Market, the notes resold pursuant to this prospectus will no longer be eligible for trading in the PORTAL Market. Our common stock is quoted on the New York Stock Exchange under the symbol "CAM." Accordingly, no assurances can be given as to the development of liquidity or any trading market for the notes. See "Risk Factors—Risk Related to an Investment in the Notes—Resales of the notes and the shares of our common stock issuable upon conversion of the notes are subject to limitations."

        We cannot be certain that any selling securityholder will sell any or all of the notes or the common stock issuable upon conversion of the notes pursuant to this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the common stock issuable upon conversion of the notes by other means not described in this prospectus. In addition, any notes or common stock issuable upon conversion of the notes covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The notes and the common stock issuable upon conversion of the notes may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock issuable upon conversion of the notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

        The selling securityholders and any other person participating in the sale of notes or the common stock issuable upon conversion of the notes will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the common stock issuable upon conversion of the notes by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the common stock issuable upon conversion of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes and the common stock issuable upon conversion of the notes.

        We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and common stock issuable upon conversion of the notes to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

        The validity of the notes will be passed upon for us by Porter & Hedges, L.L.P. of Houston, Texas.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated balance sheets of Cameron International Corporation as of December 31, 2005 and 2004, and the related statements of consolidated results of operations, consolidated changes in stockholders' equity, and consolidated cash flows for each of the three years in the period ended December 31, 2005, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report incorporated herein.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You can also read copies of these reports, proxy statements and other information online by visiting our website at www.c-a-m.com.

        You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that makes available annual, quarterly and current reports, proxy statements and other information regarding issuers that file electronically with it. In addition, the annual, quarterly and current reports, proxy statements and other information concerning us can be inspected at the New York Stock Exchange, 15 Broad Street, New York, New York 10006, where Cameron's common stock is listed.

INCORPORATION BY REFERENCE

        We have incorporated by reference certain information that we file with the SEC, which means that we are disclosing to you important information by referring to those documents. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents filed by us, Commission File No. 1-13884, with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

  •
  Annual Report on Form 10-K for the year ended December 31, 2005;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

  •
  Current Report on Form 8-K dated February 21, 2006;

  •
  Current Report on Form 8-K dated May 9, 2006;

  •
  Current Report on Form 8-K dated May 30, 2006;

  •
  Current Report on Form 8-K dated June 9, 2006;

  •
  All subsequent documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of this offering;

  •
  The description of our common stock, preferred stock and preferred stock purchase rights contained in the registration statement on Form 8-A filed on July 27, 1995.

        Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

        You may request a copy of each document incorporated by reference in this prospectus at no cost, by writing or calling us at the following address or telephone number: Cameron International Corporation, 1333 West Loop South, Suite 1700, Houston, Texas 77027, Attention: Corporate Secretary, phone number (713) 513-3322. You also may obtain copies of these documents and other information about us from our website at www.c-a-m.com; however, such other information is not incorporated by reference into this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth expenses payable by Cameron International Corporation (the "Company") in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$53,500
Printing expenses	17,500
Legal fees and expenses	10,000
Accounting fees and expenses	15,000
Miscellaneous expenses	4,000

Total*	$100,000

*
All of the above expenses are estimated except for the SEC filing fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law (the "DGCL") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

        In a suit brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of the case. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceedings, as well as to expenses (including attorneys' fees).

        The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

        Our Amended Certificate of Incorporation (the "Certificate") and our bylaws require us to indemnify our directors and officers to the fullest extent permitted under Delaware law, and to implement provisions pursuant to contractual indemnity agreements we have entered into with our directors and executive officers. The Certificate limits the personal liability of a director to us or our stockholders to damages for breach of the director's fiduciary duty. We have purchased insurance on behalf of our directors and officers against certain liabilities that may be asserted or incurred by such persons in their capacities as our directors or officers, or that may arise out of their status as our directors or officers, including liabilities under the federal and state securities laws. We have also entered into indemnity agreements with our directors and officers whereby we have agreed to indemnify the directors and officers to the extent permitted by Delaware law.

        Section 102(b)(7) of the DGCL ("Section 102(b)") authorizes corporations to limit or to eliminate the personal liability of directors to corporations or their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate limits the liability of our directors to us or our stockholders to the fullest extent permitted by Section 102(b). Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. In the view of the SEC, the limitation of monetary liability pursuant to state law does not apply to liabilities under the federal securities laws.

ITEM 16. EXHIBITS.

EXHIBIT NO.	DESCRIPTION
4.1	—Amended and Restated Certificate of Incorporation of Cooper Cameron Corporation, dated June 30, 1995 (incorporated by reference, filed as Exhibit 4.2 to the Registration Statement on Form S-8 filed on July 25, 1995).
4.2
—Certificate of Amendment to the Restated Certificate of Incorporation of Cooper Cameron Corporation (incorporated by reference, filed as Exhibit 4.3 to the Registration Statement on Form S-8 filed on May 26, 1998).
4.3	—Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cooper Cameron Corporation (incorporated by reference, filed as Exhibit 3.1 to the Form 8-K filed on May 8, 2006).
4.4	—Second Amended and Restated Bylaws of Cooper Cameron Corporation (incorporated by reference, filed as Exhibit 3.3 to the Annual Report on Form 10-K filed on March 26, 2003).
4.5
—Form of Rights Agreement, dated as of May 1, 1995, between Cooper Cameron Corporation and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference, filed as Exhibit 4.1 to the Registration Statement on Form S-8 filed on July 25, 1995).
4.6
—First Amendment to Rights Agreement between Cooper Cameron Corporation and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference, filed as Exhibit 4.2 to the Form 10-K filed on March 30, 1998).
4.7
—Indenture dated May 26, 2006, between Cameron International Corporation and SunTrust Bank, as trustee (incorporated by reference, filed as Exhibit 4.1 to the Company's Form 8-K filed on May 30, 2006).
4.8
—Registration Rights Agreement dated May 26, 2006, among Cameron International Corporation and the Initial Purchasers named therein (incorporated by reference, filed as Exhibit 4.2 to the Company's Form 8-K filed on May 30, 2006).
*5.1	—Opinion of Porter & Hedges, L.L.P.
*8.1	—Opinion re tax matters
*12.1	—Statement Regarding Computation of Ratio of Earnings to Fixed Charges
23.1	—Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)
*23.2	—Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
24.1	—Power of Attorney (included on signature page)
*25.1	—Statement of Eligibility of Trustee on Form T-1

*
Filed herewith.

ITEM 17. UNDERTAKINGS.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that:

          Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act to any purchaser:

              (i)  If the registrant is relying on Rule 430B:

              (A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

              (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

             (ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

        Each of the undersigned hereby appoints Sheldon R. Erikson and William C. Lemmer and each of them (with full power to act alone), as attorney and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all act and things whatsoever requisite or desirable.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 14, 2006.

By:	/s/ SHELDON R. ERIKSON Sheldon R. Erikson Chairman of the Board, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, the Registration Statement has been signed by the following persons in the indicated capacities on August 14, 2006.

SIGNATURE	TITLE

/s/ SHELDON R. ERIKSON Sheldon R. Erikson	Chairman of the Board, President and Chief Executive Officer (principal executive officer)
/s/ FRANKLIN MYERS Franklin Myers	Senior Vice President of Finance and Chief Financial Officer (principal accounting officer)
/s/ CHARLES M. SLEDGE Charles M. Sledge	Vice President and Corporate Controller
/s/ NATHAN M. AVERY Nathan M. Avery	Director
/s/ C. BAKER CUNNINGHAM C. Baker Cunningham	Director

Lamar Norsworthy	Director
Michael Patrick	Director
/s/ DAVID ROSS David Ross	Director
/s/ BRUCE W. WILKINSON Bruce W. Wilkinson	Director
/s/ PETER J. FLUOR Peter J. Fluor	Director

EXHIBITS

EXHIBIT NO.	DESCRIPTION
4.1	—Amended and Restated Certificate of Incorporation of Cooper Cameron Corporation, dated June 30, 1995 (incorporated by reference, filed as Exhibit 4.2 to the Registration Statement on Form S-8 filed on July 25, 1995).
4.2
—Certificate of Amendment to the Restated Certificate of Incorporation of Cooper Cameron Corporation (incorporated by reference, filed as Exhibit 4.3 to the Registration Statement on Form S-8 filed on May 26, 1998).
4.3	—Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Cooper Cameron Corporation (incorporated by reference, filed as Exhibit 3.1 to the Form 8-K filed on May 8, 2006).
4.4	—Second Amended and Restated Bylaws of Cooper Cameron Corporation (incorporated by reference, filed as Exhibit 3.3 to the Annual Report on Form 10-K filed on March 26, 2003).
4.5
—Form of Rights Agreement, dated as of May 1, 1995, between Cooper Cameron Corporation and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference, filed as Exhibit 4.1 to the Registration Statement on Form S-8 filed on July 25, 1995).
4.6
—First Amendment to Rights Agreement between Cooper Cameron Corporation and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference, filed as Exhibit 4.2 to the Form 10-K filed on March 30, 1998).
4.7
—Indenture dated May 26, 2006, between Cameron International Corporation and SunTrust Bank, as trustee (incorporated by reference, filed as Exhibit 4.1 to the Company's Form 8-K filed on May 30, 2006).
4.8
—Registration Rights Agreement dated May 26, 2006, among Cameron International Corporation and the Initial Purchasers named therein (incorporated by reference, filed as Exhibit 4.2 to the Company's Form 8-K filed on May 30, 2006).
*5.1	—Opinion of Porter & Hedges, L.L.P.
*8.1	—Opinion re tax matters
*12.1	—Statement Regarding Computation of Ratio of Earnings to Fixed Charges
23.1	—Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)
*23.2	—Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
24.1	—Power of Attorney (included on signature page)
*25.1	—Statement of Eligibility of Trustee on Form T-1

*
Filed herewith.